Exhibit 99.3 65 West Watkins Mill Road Gaithersburg, MD 20878 tel: 240-632-0740 fax: 240-632-0735 www.genvec.com

FOR IMMEDIATE RELEASE:	CONTACT:
Douglas J. Swirsky
Chief Financial Officer
(240) 632-5510
dswirsky@genvec.com

ENCOURAGING FINDINGS FROM TNFERADE™
HEAD AND NECK CANCER STUDY PRESENTED AT ASCO

Data Support Continued Development of TNFerade in Head and Neck Cancer

GAITHERSBURG, MD – May 31, 2008 – Encouraging data from GenVec, Inc.’s (Nasdaq: GNVC) Phase I clinical trial of TNFerade™ in patients with head and neck cancer were presented by study investigator Everett Vokes, M.D., University of Chicago, in a poster session at the annual meeting of the American Society for Clinical Oncology (ASCO) in Chicago, IL.

The poster presentation, entitled “A phase I dose escalation study of Ad GV.EGR.TNF.11D (TNFerade) with concurrent chemoradiotherapy in patients with recurrent head and neck cancer (HNC),” reported that 9 of 10 evaluable patients in the trial achieved an objective response to treatment. Of these patients, 4 achieved complete clinical response by RECIST criteria.

Dr. Mark Thornton, GenVec’s Senior Vice President of Product Development, stated: “The prognosis for patients with recurrent head and neck cancer remains poor. Early evidence of activity of TNFerade plus chemoradiation in a setting often unresponsive to treatment is encouraging and supports the continued development of TNFerade in this indication.”

The presented poster is available on GenVec’s website, www.genvec.com. To view the poster, click on “Investor Relations” then “Webcasts and Data.”

About GenVec
GenVec, Inc. is a biopharmaceutical company developing novel therapeutic drugs and vaccines. GenVec’s lead product candidate, TNFerade™, is currently in a pivotal clinical study (PACT) in locally advanced pancreatic cancer and is being evaluated in additional clinical trials in other tumor types. GenVec also uses its proprietary adenovector technology to develop vaccines for infectious diseases including HIV, malaria, foot-and-mouth disease, respiratory syncytial virus (RSV), and influenza. Additional information about GenVec is available at www.genvec.com and in the company’s various filings with the Securities and Exchange Commission.

Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding future revenues and operating expenses, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. GenVec cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including the failure by GenVec to secure and maintain relationships with collaborators; risks relating to the early stage of GenVec’s product candidates under development; uncertainties relating to clinical trials; risks relating to the commercialization, if any, of GenVec’s proposed product candidates; dependence on the efforts of third parties; dependence on intellectual property; and risks that we may lack the financial resources and access to capital to fund our operations. Further information on the factors and risks that could affect GenVec’s business, financial conditions and results of operations, are contained in GenVec’s filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov. These forward-looking statements speak only as of the date of this press release, and GenVec assumes no duty to update forward-looking statements.

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